Exhibit 99.1

IEH Corporation Announces Second Quarter Fiscal 2020 Results

BROOKLYN, N.Y., November 19, 2019 - IEH Corporation (OTC: IEHC) today announced results for the second quarter of Fiscal Year 2020, ended September 27, 2019.

IEH Corporation reported revenues of $7.55 million for the second quarter of fiscal year 2020, an increase of 14% as compared to revenues of $6.59 million for the second quarter of fiscal year 2019. Operating Income was $2.04M compared to $1.43M in Q2 2019, and Net Income was $1.33M vs. $946K in Q2 2019. These represent increases of 43% and 41%, respectively.

Dave Offerman, President and CEO of IEH Corporation commented, “We’re very pleased to convey our ongoing success as Fiscal 2020 progresses. By all meaningful metrics, our company continues to grow both substantially and sustainably. New investments in sales, marketing, workforce and equipment continue to pay dividends, and we are well-positioned to maintain this growth trajectory through the second half of this fiscal year.

About IEH Corporation

For over 78 years and 4 generations of family-run management, IEH Corporation has designed, developed, and manufactured printed circuit board (PCB) connectors, custom interconnects and contacts for high performance applications. With its signature Hyperboloid technology, IEH supplies the most durable, reliable connectors for the most demanding environments. The company markets primarily to companies in defense, aerospace, space and industrial applications, in the United States, Canada, Europe, Southeast and Central Asia and the Mideast. The company was founded in 1941 and is based in Brooklyn, New York.

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